UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2014

GT ADVANCED TECHNOLOGIES INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	001-34133 (Commission File Number)	03-0606749 (IRS Employer Identification No.)

243 Daniel Webster Highway
Merrimack, New Hampshire 03054
(Address of Principal Executive Offices, including Zip Code)

(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On October 6, 2014, GT Advanced Technologies Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Company has requested that the chapter 11 cases be jointly administered under the caption GT Advanced Technologies Inc., Case No. 14-11916 (the “Chapter 11 Cases”). The Debtors will continue to operate their businesses and manage their properties as debtors in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
On October 6, 2014, the Company issued a press release relating to the Chapter 11 Cases, a copy of which is filed herewith as Exhibit 99.1.
Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 Cases described in Item 1.03 above constituted an event of default under, or otherwise triggered repayment obligations with respect to, a number of debt instruments and agreements relating to direct and indirect financial obligations of the Debtors (the “Debt Documents”), including:

•
$220 million aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2017, issued under an indenture (the “Indenture”), dated as of September 28, 2012 between the Company and U.S. Bank, National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of September 28, 2012, between the Company and the Trustee;

•
$214 million aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2020, issued under the Indenture, as supplemented by a second supplemental indenture, dated as of December 10, 2013, between the Company and the Trustee; and

•
The Prepayment Agreement between Apple Inc. and GTAT Corporation, dated October 31, 2013. As of October 6, 2014, GTAT Corp. (a wholly-owned subsidiary of the Company) had received three installments under the Prepayment Agreement in an aggregate amount of approximately $440 million.

All obligations under the Debt Documents have become automatically and immediately due and payable. Actions to enforce the payment obligations under the Debt Documents are stayed as a result of the filing of the Chapter 11 Cases in the Bankruptcy Court.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On October 6, 2014, the Company received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that it had decided to suspend trading in the Company’s common stock based on the Company filing a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which is described in Item 1.03 of this Current Report on Form 8-K. The letter was issued by Nasdaq staff pursuant to its discretionary authority under Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1. Unless the Company requests an appeal of this determination, trading in the Company’s common stock will be suspended at the opening of business on October 15, 2014 and the Company expects Nasdaq would then file a Form 25-NSE with the Securities and Exchange Commission to delist the Company’s common stock. The Company currently plans to appeal the Nasdaq determination. The request for appeal must be submitted to Nasdaq on or before October 13, 2014.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 6, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT ADVANCED TECHNOLOGIES INC.

/s/ Hoil Kim
Date: October 10, 2014	By:	Hoil Kim
	Its:	Vice President, Chief Administrative Officer,
General Counsel and Secretary